ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-132747

Dated January 31, 2007

                                                               (PROTECTION LOGO)
100% Principal Protection Notes
Linked to a Basket

UBS AG, JERSEY BRANCH

(PRODUCT DESCRIPTION HEADER)

These Principal Protection Notes provide 100% principal protection at maturity and enhanced returns based on the appreciation of a basket of currencies relative to the U.S. dollar. The basket is composed of four currencies, the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi.

These Principal Protection Notes may help reduce portfolio risk while providing exposure to currencies. Principal protection only applies if the Notes are held to maturity.

(FEATURES HEADER)

STRATEGIC ALTERNATIVES TO FIXED INCOME INVESTING

[ ] Potential enhanced returns linked to the appreciation of a basket of currencies relative to the U.S. dollar

[ ]  100% principal protection at maturity

[ ]  Exposure to Brazilian, Russian, Indian and Chinese currencies

(INDICATIVE TERMS)

Issuer                    UBS AG, Jersey Branch (AA+/Aa2)(1)
-----------------         ----------------------------------------
Issue Price               $1,000 per Note
-----------------         ----------------------------------------
Term                      2 years
-----------------         ----------------------------------------
Basket                    Basket Rates                      Weighting
                          ----------------------------------------
                          USD/BRL spot rate                    25%
                          ----------------------------------------
                          USD/RUB spot rate                    25%
                          ----------------------------------------
                          USD/INR spot rate                    25%
                          ----------------------------------------
                          USD/CNY spot rate                    25%
-----------------         ----------------------------------------

Payment at Maturity       IF THE BASKET RETURN IS POSITIVE, you
(per $1,000)              will receive your principal plus an
                          amount based on the Basket Return
                          multiplied by the Participation Rate,
                          calculated as follows:

                          $1,000 + (Basket Return x
                                   Participation Rate)

                        IF THE BASKET RETURN IS ZERO OR NEGATIVE, you will receive your principal:

                          $1,000
--------------------    -----------------------------------------
Participation Rate(2)   325% to 375%
--------------------    -----------------------------------------

Basket Return           Basket Ending Level-Basket Starting Level
                        -----------------------------------------
                        Basket Starting Level

--------------------    -----------------------------------------

Basket Starting Level   100
--------------------    -----------------------------------------
Basket Ending Level     The closing level of the Basket on the
                        Final Valuation Date
--------------------    -----------------------------------------
Trade Date              February 21, 2007
--------------------    -----------------------------------------
Settlement Date         February 28, 2007
--------------------    -----------------------------------------
Final Valuation Date    February 25, 2009
--------------------    -----------------------------------------
Maturity Date           February 28, 2009
--------------------    -----------------------------------------

(SCENARIO ANALYSIS AT MATURITY HEADER)

Assumption: Participation Rate of 350%

                                  (LINE GRAPH)

                            (HYPOTHETICALS GRAPHIC)

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated January [ ], 2007. We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you of any material changes to the terms of the Notes.

Notes: (1) The Issuer is rated AA+ by Standard & Poor's and Aa2 by Moody's. A security rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
(2) The Participation Rate will be set on the Trade Date. ()

[UBS LOGO]

(BASKET RATE DESCRIPTION HEADER)

USD/BRL SPOT RATE

The USD/BRL spot rate expresses the amount of Brazilian real that can be exchanged for one U.S. dollar. As of January 24, 2007, at 3:38 p.m., the USD/BRL spot rate was 2.1276.

USD/RUB SPOT RATE

The USD/RUB spot rate expresses the amount of Russian ruble that can be exchanged for one U.S. dollar. As of January 24, 2007, at 3:38 p.m., the USD/RUB spot rate was 26.52.

USD/INR SPOT RATE

The USD/INR spot rate expresses the amount of Indian rupee that can be exchanged for one U.S. dollar. As of January 24, 2007, at 3:38 p.m., the USD/INR spot rate was 44.20.

USD/CNY SPOT RATE

The USD/CNY spot rate expresses the amount of Chinese renminbi that can be exchanged for one U.S. dollar. As of January 24, 2007, at 3:38 p.m., the USD/CNY spot rate was 7.7710.

(HISTORICAL INDEX PERFORMANCE HEADER)

The graph below illustrates the performance of the Basket from January 2002 to January 24, 2007.

(HISTORICAL MONTH END VALUES OF THE BASKET CHART)

Source: Bloomberg L.P.

(INVESTOR SUITABILITY HEADER)

THE NOTES MAY BE SUITABLE FOR YOU IF:

]    You seek an investment with a return linked to the Basket Rates.

] You believe the values of the Basket Rates will increase (the currencies in the Basket appreciate relative to the U.S. dollar) over the term of the Notes.

] You seek an investment that is fully principal protected when the Note is held to maturity.

]    You do not seek current income from this investment.

]    You are willing to hold the Notes to maturity.

] You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date).
THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

] You do not seek exposure to Brazilian, Indian, Russian and Chinese currencies.

] You believe the Basket Rates will decrease (the currencies in the Basket depreciate relative to the U.S. dollar) over the term of the Notes.

] You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

]    You seek current income from your investments.

]    You are unable or unwilling to hold the Notes to maturity.

]    You seek an investment for which there will be an active secondary market.

(KEY RISKS HEADER)

] NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

] THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

] PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

] THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

THE RETURNS ON UBS STRUCTURED PRODUCTS ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED PRODUCT IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) UNDER REGISTRATION STATEMENT NO. 333-132747 WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-657-9836.